FRANCHISE DISCLOSURE DOCUMENT




                               LIBERTY TAX SERVICE

                              1345 Pembina Highway
                               Winnipeg, Manitoba
                                     R3T 2B6
                                 (204) 949-3636



                        is offering franchises in CANADA






This Franchise Disclosure Document is provided to assist the prospective buyer of the Franchise in the discovery process relating to this opportunity. This Disclosure Document only summarizes certain important aspects of the Franchise Agreement. The Franchise Agreement, when signed, will legally bind the
Franchisee and the Franchiser.   You should read this Franchise Disclosure
Document and the Franchise Agreement carefully.

                                TABLE OF CONTENTS


 1.   Franchiser
 2.   Business Experience of Franchiser
 3.   Business Experience of Officers
 4.   Initial Franchise Fees
 5.   Recurring Fees
 6.   Training
 7.   Franchise Services
 8.   Services Provided by Franchiser
 9.   Operational Requirements
 10.  Reports
 11.  Term, Renewal, Termination and Transfer
 12.  Covenant Not to Compete



                                    EXHIBITS

A.  Franchise Agreement
B.  Additional Services Addendum

                                1. THE FRANCHISER

     Tax Depot Inc. is our corporate name and Liberty Tax Service is the name under which we do business. In this document Tax Depot Inc. is referred to as "Liberty", "Liberty Tax Service", "Franchiser", "we", "us" and "our". We operate, and franchise others to operate, tax return preparation offices. The Liberty Tax Service system utilizes special marketing techniques and operating procedures to facilitate in the provision of tax, record keeping and other related services. Liberty Tax Service is the service mark which identifies the services to be offered pursuant to this franchise. Our franchisees have a limited license to use our marks. A copy of the franchise agreement is attached and is part of this disclosure document. An income tax rebate discounting business may be available under a separate Additional Services Addendum. The discounting business is optional and subject to a mutual agreement being reached between you and Liberty.

     Our primary place of business is 1345 Pembina Highway, Winnipeg, Manitoba R3T 2B6. We can be reached via telephone at (204) 949-3636 and via facsimile at
(204) 284-9854. Throughout this offering circular, the terms "you", "your" and "Franchisee" refer the person or entity that buys this franchise.


                    2. BUSINESS EXPERIENCE OF THE FRANCHISER

     Tax Depot is a Manitoba corporation which has its head office in Winnipeg, Manitoba. Tax Depot has itself, and through predecessor companies and affiliates, been in the income tax preparation services for 22 years and in the income tax rebate discounting business for 13 years. Tax Depot has been in the business of selling franchises in other provinces for some 19 years.

     Tax Depot Inc. is jointly owned by Datatax Business Services Limited ("Datatax"), an Ontario corporation, and JTH Tax Inc. ("JTH"), a Delaware corporation. JTH is a closely held corporation created by John Hewitt. John Hewitt is the founder and former President/CEO of Jackson Hewitt Inc., a tax return preparation franchiser which has over 2000 offices throughout the United States in 1998. In addition to offering franchises in Canada via Tax Depot, JTH offers tax return preparation franchises in the United States under the trade name Liberty Tax Service. Datatax, the other owner of Tax Depot, also owns a separate corporation which conducts business under the trade name Farm Business Consultants. Farm Business Consultants provides tax consulting services in rural Canada to farmers and members of the agricultural business community.

     Our franchise experience commenced in 1975, with the granting of the first franchise by U & R Tax Services Ltd., a predecessor company to the Franchiser. In 1991, U & R Tax Services Ltd. made a proposal under the Bankruptcy Act, which was accepted by all of its creditors, pursuant to which Datatax, U & R Tax Services Ltd.'s parent, became its majority shareholder through an offering made to the creditors which saw the creditors repaid and the company re-capitalized. From 1991 to 1994, U & R Tax Services Ltd. continued its ongoing franchise operations and activities.

     In May 1994, pursuant to a corporate restructuring, U & R Tax Services Ltd. was wound up into Datatax. At the same time, Tax Depot Inc. was formed as a wholly owned subsidiary of Datatax. The franchise business continued throughout this reorganization and was then assigned and licensed to Tax Depot Inc. All franchises which had been previously granted under the U & R Tax Services Ltd. name were transferred to Tax Depot Inc. and continued operations under the trademark U & R Tax Depot.

     In September 1997, JTH acquired an interest in Tax Depot Inc. by entering into an agreement to acquire 60% of the equity ownership of Tax Depot and collaterally entering into an agreement to manage Tax Depot and its Franchise operations.

     During the 1998 tax season, there were approximately 207 U&R Tax Depot offices extending from the Maritimes to British Columbia. In May 1998, the trade name U&R Tax Depot was changed to Liberty Tax Service. The company does not engage in any other type of franchise operations.


                       3. BUSINESS EXPERIENCE OF OFFICERS

John Hewitt.  CEO, Chairman

     Mr. Hewitt has been the CEO and Chairman of Tax Depot Inc. since July 1997. John Hewitt is also the President and Chairman of JTH Tax Inc. Mr. Hewitt is the founder, and until 1996 was the President, CEO and Chairman, of Jackson Hewitt Inc. Jackson Hewitt Inc. has been a franchiser of tax return preparation franchises since 1986. There are over 2000 Jackson Hewitt Tax Service offices in the United States. Mr. Hewitt has over 28 years of experience in the tax return preparation business. Mr. Hewitt resigned as President and CEO of Jackson Hewitt Inc. during 1996 and created JTH Tax Inc., a private holding corporation founded to develop tax preparation service businesses such as Tax Depot. In September 1997, JTH Tax Inc. purchased a majority interest in Tax Depot Inc.

Steven Sardo. President

     Mr. Sardo became the President of Tax Depot in April 1998. From October 1995 to April 1998, Mr. Sardo served as the President of Save-Smart Insurance & Financial Services. Mr. Sardo was the Vice-President of Marketing for Mainway Insurance Brokers Ltd. from January 1992 through October 1995.


Martha O'Gorman.  Vice-President of Marketing

     Ms. O'Gorman has served as the Director of Marketing of Tax Depot since July 1997. Ms. O'Gorman is a Vice-President of JTH Tax Inc. From September 1989 until October 1996, Ms. O'Gorman served as the Director of Marketing for Jackson Hewitt Inc.


Kathleen Curry.     Corporate Attorney and Vice-President of Technology

     Ms. Curry has been the Corporate Attorney and Vice-President of Technology for JTH since July 1997. Ms. Curry is also a Vice-President of JTH Tax Inc. Starting in 1992, Ms. Curry worked with Jackson Hewitt Inc. in various management capacities including Corporate Attorney, Director of Tax and Software and Regional Director. For a brief period in 1995/1996, Ms. Curry served as a Product Manager for Best Programs Inc.

                                 4. INITIAL FEES

     Initial Franchise Fee. The initial franchise fee is $10,000 per territory. For a limited time ending December 31, 1998, the initial franchise fee will be waived. We have 10 days from the date you complete our Effective Operations Training to approve or deny your request to become a franchise owner.

     Franchise Security Deposit. You must pay a $2,000 franchise security deposit. We will retain this deposit for the duration of your franchise agreement and refund it to you at the expiration or termination of your agreement, provided that your accounts with us remain current and provided that you are open for business by February 1st.

     Initial Advertising Fee. We recommend that you invest between $3,000 and $5,000 in the advertising of the franchised business in your franchise territory during the tax season.

     Other Fees. You should expect to make the following estimated initial investments prior to the time that the franchised location is ready to conduct business. These are estimates, actual expenditures will vary.

                                     High       Mid     Low
Franchise Security Deposit          $2,000     2,000      2,000

Deposits, leasehold improvements     2,500     1,250          0

Equipment and Furniture              3,500     2,000      2,500
                                      to        to         to
                                     5,500     5,000      4,500

Grand Opening Advertising            5,000     3,000          0

Opening Inventory of Supplies          200       200        200

Miscellaneous Supplies                 200       100          0

Pre-opening Wages                        0         0          0

Staff Training Costs
(assuming $120 per employee)           480       360        240
 $120  per employee)

Franchisee Training Costs            1,000       500         50

Security Deposits and hookup fees      250       125          0

Working capital                      1,500     1,000        500
                                   -----------------------------
                                   $16,630   $10,535     $5,490
                                      to        to         to
                                   $18,630   $13,535     $7,490

                                5. RECURRING FEES

     Royalty Fee: You must pay a royalty of 14% of the gross receipts of your Franchised Business. The royalty rate will decrease to 12% of gross receipts over $50,000 per tax season. In the event that the royalty owed for the period extending from January 1 through April 30 is less than $2,000, you must pay additional royalty such that the total royalty for the period totals $2,000. Gross receipts include all revenue from all services and products offered, excluding customer discounts and G.S.T. The royalty fee is due on the 5th of each month.

     Advertising Fee. An advertising fee of 3% of gross receipts is due monthly, on the 5th of each month. Gross receipts include all revenue from all services and products offered excluding discounts and G.S.T.

     Discounting Fee. If you participate in the income tax rebate discounting program, you will pay additional fees as outlined in the attached Additional Services Addendum.

     Equipment. You must purchase and maintain a computer system which meets our then current specifications.

     Interest. You must pay interest of 24% per year (compounded daily) or the highest amount permitted by law, on any amounts owed to us that are more than 15 days past due.

     Transfer Fee. In the event that you transfer your franchise to a third party, you must pay us a fee of $2,000. This fee is due at the time of transfer.

     Additional Advertising fee. If you have not prepared at least 500 tax returns in your franchise territory your first tax season and 750 returns in your territory your second tax season, you must pay us $3,000 which we will spend in your market. This fee must be paid to us by July 1st of the year you fail to attain these numbers.


                                   6. TRAINING

     We will provide a four to five day Effective Operations training course which will address critical aspects of operating an income tax preparation business. You must attend this training prior to operating a Liberty office. There is no charge for this training but you are responsible for any expenses that you incur as a result of attending training, such as travel, lodging and entertainment.

     We also provide a 1 to 2 day advanced training forum for experienced franchisees. To attend advanced training, you must have completed the Effective Operations training course and at least one tax season. Advanced training is held at various sites which we select across the country. The agenda for advanced training varies but often focuses on improving business management skills in order to increase profitability. There is no charge for this training but you are responsible for any expenses that you incur as a result of attending training, such as travel, lodging and entertainment.

                              7. FRANCHISE SERVICES

     As a franchisee, you will be granted a franchise territory. You must lease retail office space sufficient to operate the franchise. We will offer guidance in the selection of an appropriate site and we must approve the site prior to your signing any leases or other agreements. Provided we approve your site, you may lease from any lessor which you determine to be appropriate.

     No other franchisee may operate in your territory and you may not operate outside your territory. Likewise, no other franchisee may advertise in your territory and you may not advertise outside of your territory (unless you receive our written approval to do so). We may advertise in your territory. Within your territory, you may offer franchise services to any individual or business. You cannot engage in any business other than the supply of the franchise services without our prior written consent.

     In the event that your territory includes an outlet or site of a national or regional account which we have negotiated, you have the opportunity to operate in that outlet or site provided that you are in compliance with your franchise agreement. If you choose not to operate in the national/regional account outlet or site, we may operate on that outlet or site. While we do not intend to do so at this time, we may distribute Liberty products and services by means other than retail or storefront locations in your territory.

     You must open your franchised business by February 1st of each year. You must be open for business during the following minimum operating hours. From May 1st through January 31st, you must hold office hours the same day each week.




           February 1st - April 30th       Monday-Friday    9:00-9:00pm
                                           Saturday         9:00-5:00pm

            May 1st - January 31st         Eight hours per week between the hours of
                                           Monday-Friday    9:00-9:00pm
                                           Saturday         9:00-5:00pm



     You will be provided with a copy of our Policy and Procedure Manual. The Policy and Procedure Manual is a detailed extension of the franchise agreement which covers standards to be maintained, operating procedures and other information. You must operate according to the Policy and Procedure Manual. Franchise services must be provided under your direct supervision and control and/or under the direct supervision and control of a full time general manager who has been approved by, and not later disapproved by, us. A general manager shall not be approved prior to his/her successful completion of Liberty required training program.


                       8. SERVICES PROVIDED BY FRANCHISER

     Training: We will provide a four to five day introductory training course. All new franchisees must take this course. We will also provide advanced training and one-on-one training. Training shall take place at such time and place as we shall designate.

     Advertising and Marketing. We will create and conduct advertising and marketing programs. The advertising fees that you pay to us will be used for the administration, development, production and distribution of such programs. We will help you develop and implement local advertising and marketing programs, although our help may be limited to non-financial assistance.

     Software: We will provide tax preparation and related software and we will provide electronic filing transmission capabilities. You must use the software that we provide or recommend.

     Software support. We will provide telephone support regarding the usage of software that is provided by us. However, we will not provide software support or technical assistance on any equipment which does not meet our then current specifications and standards.

     Leasing. We may offer a leasing program which will offer an opportunity for leasing standard signage, furniture and equipment. The leasing program, if offered, will be financed and administered by a third party.

     Group Discounts: From time to time we may provide you with the opportunity to participate in group purchasing programs which offer group discounts. The discounts and terms for such opportunities will vary.

     Supply source. We will offer for sale or locate a source for purchasing such supplies, forms and equipment that may be necessary to conduct the business of tax return preparation, as determined by us from time to time. We do not receive rebates or other benefits from suppliers.

     Financing. We may, in our sole discretion, provide financing for the purchase of certain items such as supplies. The terms of such financing are subject to change. You must be in compliance with your franchise agreement to qualify for such financing, if and when financing is available.

     Bank Products. We may offer an income tax discounting business, although this business is only available under a separate Additional Services Addendum (see attached). The discounting business is optional and is subject to a mutual agreement being reached between you and Liberty. To participate in this business, you must comply with and/or register under the Tax Rebate Discounting Act.


                           9. OPERATIONAL REQUIREMENTS

     Signage. You must display an exterior lighted Liberty sign on each of your offices. You can purchase a sign from any vendor, but the sign must be pre-approved by us.

     Telephone Number: You must maintain a Liberty telephone number and telephone line for each office in your territory.

     Liberty Marks. You must use the Liberty trade names, service marks and trademarks ("Marks") as we develop them. At this time, our Marks include Liberty Tax Service, Speedfile and Taxrush Refund Services. You must obtain our written consent before using our Marks in any way. In particular, you must obtain our approval prior to using our marks in advertising and marketing. You cannot use any marks which could be confused with our Marks. In the event that we replace or modify our marks, you agree to update or replace your signs, supplies, etc. to reflect the new marks, at your expense.

     Target Volumes. You must use your best efforts to promote the Franchised Business. You must achieve and maintain the following target volumes.
                           Tax Season Two                     500 returns
                           Tax Season Three                   750 returns
                           Tax Season Four and beyond         1000 returns

     Insurance. You must have an insurance policy or policies with at least $1 million in comprehensive general liability coverage. You must name us as an additional insured on these policies.

     Supplies. In order to establish a standard and consistent delivery of Liberty services, certain items must be used in the operation of the franchise. You must use the items set forth as required in the Policy and Procedure Manual (i.e. client envelopes and folders, interview worksheets, interior sign sets). You are responsible for the cost of all supplies, furniture, equipment and other items which may be necessary to conduct the franchised business.

     Return Check. You must prepare each income tax return accurately and in accordance with federal, provincial and local laws. You must check each return thoroughly.

     Tax Preparer Training. After your first tax season, you must conduct training courses for tax preparers each year including:

                   (i) A course offering in the period of September through January of each year that shall be an intensive course of 6 to 12 weeks duration covering the required tax training materials, as described in the then current Policy and Procedures Manual, and
                   (ii) A one-week course offering during January of each year as described in the then current Policy and Procedures Manual.

     Employee Training. You shall require each employee to attend a two-day employee policy and procedure training course as defined by us.

     Office condition. You must keep your offices neat and orderly and you must employ and train sufficient personnel to accommodate all customers without undue delay.

     Indemnification. You must indemnify and hold us harmless from and against all costs, expenses, losses, liabilities, damages, claims and demands, however arising.

     Laws and Regulations: You shall comply with all laws and regulations of Canada, as well as those of your province and city. You will secure all necessary permits, licenses and consents to operate your business.

                                   10. REPORTS

     Remittance Report. On the 5th day of each month, you must send us a remittance report, in the manner and form we specify. The remittance report must include, among other things, a summary of all revenue that was received during the preceding month.

     Profit and Loss. By May 10th of each year, you must send us an un-audited profit and loss statement, in the manner and form we specify, for the 12-month period ending April 30th.

     Review. We have the right to review and inspect all of your business records, during normal business hours. If, upon audit, amounts owing to us have been understated by more than 2%, you agree to pay us the cost of the audit in addition to paying the amounts owed plus interest at 24% per annum compounded daily.

     Receipts. If we request a copy of your customer receipts (paper and/or electronic), you must send us these receipts within 5 days of receiving our request.


                  11. TERM, RENEWAL, TERMINATION, and TRANSFER

     The initial term of the franchise agreement is five years, unless sooner terminated as provided in the franchise agreement. The franchise agreement may be renewed for successive five-year terms. There is no fee for renewal but you must sign a general release of all claims against us. The royalty fee will not be changed upon renewal. If you wish to renew you must notify us in writing at least 180 days before the expiration of the Agreement. You may terminate the franchise agreement if you do not meet the target return volumes described in Paragraph 9 above.

     We may terminate or not renew the franchise agreement if you are in default of any provision of your franchise agreement, including, but not limited to, the following,

                  (i) If you become insolvent or take any steps to seek protection from creditors, or if a receiver (permanent or temporary) is appointed by a creditor or a court of competent authority or if you make a general assignment for the benefit of creditors

                  (ii) If a final judgment of record remains unsatisfied for 30 days or longer or if execution is levied against your business or property

                  (iii) If you fail to submit required reports or other financial statements or data as provided in your franchise agreement, or if you make any false statement in connection therewith

                  (iv) If you violate any law, ordinance, rule or regulation of a governmental agency or department reasonably associated with the operation of the franchised business.

                  (v) If any amount owing to Liberty Tax is more than 30 days past due

                  (vi) If you discontinue the active operation of business for five business days

                  (vii) If you fail to open for business by February 1st of each year

                  (viii) If you operate any offices outside the franchise territory

                  (ix) If you fail to use the software we provide or recommend

                  (x) If you do not get an E-file number from Revenue Canada by February 1st

                  (xi) If you fail to achieve or have not maintained a volume of 1000 tax returns by the end of your fourth tax season and each season thereafter, as measured on April 30th

     You may transfer the franchised business provided that you are in full compliance with your franchise agreement, we approve of the transferee and all of the conditions of assignment are satisfied. The transferee must sign the then current franchise agreement and attend our then current training. Upon transfer, you must pay to us a transfer fee of $2,000. In the event of a transfer to a corporation, you must remain personally liable and responsible for all obligations of the franchise agreement.

     Upon your death or disability, you may transfer or bequeath the franchised business provided that the transferee is approved by us. The transferee must sign the then current franchise agreement and attend our then current training. In the event that no provision for the transfer of the franchised business has been made within 180 days of your death or disability, we may terminate your franchise agreement.

     You may not modify your franchise agreement. We cannot modify the franchise agreement during the term of the agreement, however upon renewal you must sign our then current franchise agreement and agree to the then current obligations.

     In the event that your franchise agreement expires, is not renewed or is terminated for any reason, you immediately have no interest in the franchised business. You must stop using all service marks and stop using all literature and other items bearing our marks and/or received from us. You must pay all amounts owing to us. You must provide us with a compete list of all customers, including name, social security number, address, telephone and all copies of customer tax returns and files. You may not retain any copies of customer lists or customer files. You remain responsible for payment of monies owed to third parties as a result of operating the franchise. You must adhere to the provisions of the covenant not to compete as described in the franchise agreement.


                           12. COVENANT NOT TO COMPETE

     During the term of the franchise agreement, you cannot directly or indirectly, individually, in partnership or in conjunction with any person, firm or entity in any manner whatsoever carry on, work with, be engaged in or connected with, be interested in or advise, invest or contribute money to, lend money to or guarantee the debts or obligations of, or otherwise be associated with any person, firm, association, syndicate, company or corporation engaged in or concerned with any business competitive with or similar to the business being carried on by Liberty or Liberty's franchisees. Likewise, for a period of two years after the expiration or termination of the franchise agreement, you are bound by a covenant not to compete within forty (40) kilometres of any Liberty office operated in your Franchise Territory.

     If you violate the covenant not to compete, you agree to pay to us royalties and advertising amounts on revenue earned from the preparation of tax returns and related services within the area specified in the covenant not to compete. Such payments will continue for the greater of two years or for the balance of the then existing term of the franchise agreement.

     Both during and after the term of the franchise agreement, you must never divulge to or use for the benefit of any person, association or corporation outside of the Liberty Tax Service system any information or knowledge concerning customers, promotion, advertising or any other systems or methods of operation of Liberty's business or that of Liberty's franchisees which you may have acquired by virtue of your operations and/or training pursuant to the franchise agreement. Information furnished to your employees shall be reasonably limited to that which directly relates to such employee's duties and assists in the proper performance of such duties. Furthermore, you must not deliberately do anything prejudicial or injurious to the goodwill or name of Liberty. You must also refrain from disparaging Liberty and its current or former officers, directors or employees.

                               FRANCHISE AGREEMENT







                               LIBERTY TAX SERVICE









                              1345 Pembina Highway
                               Winnipeg, Manitoba
                                     R3T 2B6
                              phone (204) 949-3636

                                    INDEX

                  1.        Grant of Franchise
                  2.        Term and Renewal
                  3.        Territory
                  4.        Fees and Payments
                  5.        Obligations of Franchiser
                  6.        Obligations of Franchisee
                  7.        Reports and Review
                  8.        Termination
                  9.        Post-Termination Obligations
                  10.       Covenant Not to Compete
                  11.       Independent Contractor
                  12.       Death or Incapacity
                  13.       Assignability
                  14.       Non-waiver or Breach
                  15.       Full Understanding
                  16.       Applicable Law
                  17.       Partial Invalidity
                  18.       Release of Prior Claims
                  19.       Notices
                  20.       Interpretation
                  21.       Binding Effect
                  22.       Modification

Franchisee: _________________________________________________
Effective Date:  _________________________________

 1.   GRANT OF FRANCHISE

     Tax Depot Inc. ("Franchiser", "Tax Depot", "Liberty", "we", "us", "our") has developed a system for the operation of tax return preparation offices. We operate under the service mark Liberty Tax Service. The Liberty Tax Service system utilizes special marketing techniques and operating procedures to facilitate the provision of tax, record keeping and other related services. An income tax rebate discounting business may be available under a separate Additional Services Addendum. The discounting business is optional and subject to a mutual agreement being reached between you and Liberty. Some of our services are offered under proprietary marks including the trademarks Speedfile and Taxrush Refund Services. You have applied for a franchise that utilizes our system and our marks ("Franchise", "Franchised Business"). Subject to the terms of this franchise agreement ("Agreement"), we grant you a Liberty Tax Service franchise. This franchise will allow you to operate a tax return preparation business using our system and our marks within the territory described on Schedule A of this Agreement. You ("Franchisee", "you", "your") accept the franchise and agree to abide by the terms of this Agreement.

2. TERM AND RENEWAL

     This Agreement will be effective for an initial five-year term beginning on the Effective Date specified in this Agreement. You will have the right to renew for an additional 5 year term if you have met the target volumes specified in Paragraph 6 and are otherwise in compliance with this Agreement. There is no fee for such a renewal, however you must exercise a general release of all claims that you might have against us. The royalty fee, (see paragraph 4(e)) will not be raised upon renewal. If you wish to renew you must notify us in writing at least 180 days before the expiration of this Agreement.

3.   TERRITORY.

     Your territory is described in Schedule A of this Agreement ("Territory"). You may operate as many offices in this Territory as you determine to be appropriate. You are responsible for selecting the locations for your offices, however we must approve the locations prior to your signing any leases.

     We may negotiate agreements with national or regional retail businesses. If there is an outlet of such a national or regional account in your Territory, you may choose to operate in that outlet if you are in compliance with this Agreement. In the event that you choose not to operate in an outlet which exists in your Territory, we may operate in that outlet in your Territory. If we do so, all associated revenue and expenses are ours. We will not grant any franchises for your Territory or for a portion of your Territory to anyone else. No other franchisee may operate in your Territory. While we do not intend to do so at this time, we may distribute Liberty products and services by means other than retail or storefront locations in your Territory.

     You may not operate outside your Territory. We may be granting franchises for areas outside your Territory and or operating company store in such areas. We may advertise in your territory, but no other franchisee may advertise in your Territory. You may not advertise in areas outside your Territory, or in media which extend outside your Territory, without our express written approval. However, you may perform services covered by this Agreement for persons residing outside your Territory, provided that your office is within your Territory.

4.    FEES AND PAYMENTS

     a. Initial Franchise Fee. The initial franchise fee is $10,000 per territory. For a limited time ending December 31, 1998, the initial franchise fee will be waived. We have 10 days from the date you complete our Effective Operations training to approve or deny your request to become a Franchisee.

     b. Franchise Security Deposit. You must pay a $2,000 franchise security deposit. We will retain this deposit for the duration of your franchise agreement. At the expiration or termination of your agreement, we will refund the franchise security deposit to you provided that your accounts with us remain current and provided that you are open for business by February 1 following the Effective Date of this Agreement.

     c. Approval. We have 10 days from the date you complete our Effective Operations training to approve or deny your request to become a franchise owner. Should we deny your request, we will refund your franchise security deposit.

     d. Initial Advertising Fee. We recommend that you invest between $3,000 and $5,000 in the advertising of the franchised business in your franchise territory during the tax season.

     e. Royalty fee. You must pay a royalty of 14% of the gross receipts of your Franchised Business. The royalty rate will decrease to 12% for gross receipts over $50,000 per tax season. In the event that the royalties owed for the tax season are less than $2,000, you must pay additional royalties such that the total royalty for the period totals $2,000. Gross receipts include all revenue from all services and products offered, excluding customer discounts and G.S.T. Tax season is the period from February 1st through April 30th.

     f. Advertising. You must pay an advertising fee of 3% of the gross receipts of your Franchised Business. Gross receipts include all revenue from all services and products offered, excluding customer discounts and G.S.T.

     g. Discounting Fee. If you participate in the income tax rebate discounting program, you will pay additional fees as detailed in the attached Additional Services Addendum.

     h. Payment Period: On the 5th of each month, you must remit to us the royalty and advertising fees owed based on gross receipts for the preceding month.

     i. Interest. You must pay interest of 24% (compounded daily) per year or the highest amount permitted by law on any amounts owed to us that are more than 15 days past due.

     j. Transfer Fee. In the event that you transfer your Franchised Business to a third party, you must pay us a fee of $2,000 at the time of transfer.

     k. Additional Advertising Fee. If you have not prepared at least 500 tax returns in your Territory your first tax season, you must pay us $3,000 which we will spend in your market. Likewise, if you have not prepared at least 750 returns in your Territory your second tax season, you must pay us $3,000 which we will spend in your market. This fee must be paid to us by July 1st of the year you fail to attain these numbers. Tax season extends from January 1st through April 30th.

5.  OBLIGATIONS OF FRANCHISER

     a. Advertising and Marketing. We will create and conduct advertising and marketing programs. We will use the advertising fees collected from you and other franchisees to pay for the costs of administration, development, production and distribution of such programs. We will help you develop and implement local advertising and marketing programs, although our help may be limited to non-financial assistance.

     b. Training: We will provide a four to five day Effective Operations introductory training course. All new franchisees must take this course. We will also provide advanced training and targeted training. Training shall take place at such time and place as we shall designate. You will be responsible for all expenses, including travel and lodging expenses, incurred as a result of training.

     c. Leasing: We may offer a leasing program which will offer an opportunity for leasing standard signage, furniture and equipment. The leasing program, if offered, will be financed and administered by a third party. We cannot guarantee that you will be offered leasing, as the third party leasing company will make individual determinations.

     d. Software: We will provide tax preparation and related software and we will provide electronic filing transmission capabilities.

     e. Software support. We will provide telephone support regarding the usage of software that is provided by us. However, we will not provide software support or technical assistance on any equipment which does not meet our then current specifications and standards.

     f. Site Selection: We will provide you with site selection advice and guidance, although you are responsible for selecting the site for your offices.

     g. Group Discounts: From time to time we may provide you with the opportunity to participate in group purchasing programs which offer group discounts. The discounts and terms for such opportunities will vary.

     h . Budgeting. We will advise you in the preparation of an operating budget.

     i. Supply source. We will offer for sale or locate a source for purchasing supplies, forms and equipment that may be necessary to conduct the business of tax return preparation, as determined by us from time to time.

     j. Procedures. We will develop and implement standardized policies and procedures and, in connection therewith, we will loan you a Policy and Procedure Manual. We will update this Manual during the course of this Agreement.

     k. Financing. We may, in our sole discretion, provide financing for the purchase of certain items such as supplies. The terms of such financing are subject to change. You must be in compliance with your franchise agreement to qualify for such financing, if and when financing is available.

     l. Bank Products. We may offer an income tax discounting business, although this business is only available under a separate Additional Services Addendum. The discounting business is optional and is subject to a mutual agreement being reached between you and Liberty. To participate in this business, you must comply with and/or register under the Tax Rebate Discounting Act.

6.  OBLIGATIONS OF FRANCHISEE

     a. Training. You must attend our four to five day Effective Operations training before you may operate a Liberty office. We have 10 days from the date you complete our Effective Operations training to approve or deny your request to become a Franchisee.

     b. Use of Liberty Marks. You agree to use the Liberty trade names, service marks and trademarks ("Marks") as we develop them. At this time, our Marks include Liberty Tax Service, Speedfile and Taxrush Refund Services. You agree to obtain our prior written consent before using our marks in any way. In particular, you must obtain our approval prior to using our marks in advertising and marketing. You agree not to use any marks which could be confused with our Marks. We may replace or modify our marks. In the event that we replace or modify our marks, you agree to update or replace yours signs, supplies, etc. to reflect the new marks, at your expense.

     c. Signs. You must display an exterior lighted sign with the Liberty marks on each of your offices.
You must get this sign approved by us prior to ordering or displaying.

     d. Starting Date. You agree to begin operations and be open for business no later than the February 1st following the Effective Date of this Agreement.

     e. Operating Hours. You agree to be open for business during the following minimum hours. During the period from May 1st through January 31st, your office hours must be held on the same day and times each week.



                  February 1st - April 30th          Monday-Friday    9:00-9:00pm
                                                     Saturday         9:00-5:00pm

                  May 1st - January 31st             Eight hours per week between the hours of
                                                     Monday-Friday    9:00-9:00pm
                                                     Saturday         9:00-5:00pm


     f. Target Volumes. You must use your best efforts to promote the Franchised Business. You must achieve and maintain the following target volumes.
                           Tax Season Two                     500 returns
                           Tax Season Three                   750 returns
                           Tax Season Four and beyond         1000 returns

     g. Software. You must use the software that we provide or recommend.

     h. Telephone Number. You must maintain a separate Liberty telephone number and telephone line for each office in your territory.

     i. Furniture. You must furnish your office with the standard office furniture as described in the Policy and Procedure Manual.

     j. Equipment. You must purchase and use a computer system which meets our then current specifications. We may update the specifications. When the specifications are updated, you must either purchase or upgrade a computer system such that you meet our current specifications.

     k. Insurance. During the term of this Agreement, you must procure and maintain an insurance policy or policies with at least the following coverage:
     Comprehensive General Liability $1 million
You must name us as an additional insured on these policies.

     l. Electronic Filing. To the extent that we provide or recommend a source for electronically filing tax returns, you are required to use this source exclusively for all electronic filing.

     m. Policy and Procedures. We will provide you with a copy of the Policy and Procedure Manual. The Policy and Procedure Manual is a detailed extension of the franchise agreement which covers standards to be maintained, operating procedures and other information. You must operate the Franchised Business according to the Policy and Procedure manual. We may modify the Policy and Procedure Manual during the term of this Agreement.

     n. Participation. You agree that franchise services will be provided under your direct supervision and control and/or under the direct supervision and control of a full time general manager who has been approved by, and not later disapproved by, us. A general manager shall not be approved prior to the successful completion of the Liberty required training program(s).

     o. Return Check. You must prepare each income tax return accurately and in accordance with Canadian, provincial and local laws. You must check each return thoroughly.

     p. Tax Preparer Training. After your first tax season, you must conduct training courses for tax preparers each year including:

               (i) A course offering in the period of September through January of each year that shall be an intensive course of 6 to 12 weeks duration covering the required tax training materials, as described in the then current Policy and Procedures Manual, and
              (ii) A one-week course offering during January of each year as described in the then current Policy and Procedures Manual.

     q. Employee Training. You shall require each employee to attend a two-day employee policy and procedure training course as defined by us.

     r. Office condition. You shall maintain neat and orderly offices and shall employ and train sufficient personnel to accommodate all customers without undue delay.

     s. Supplies. You agree that in order to establish a standard and consistent delivery of Liberty services, certain items must be used in the operation of the franchise. You must use the items set forth as required in the Policy and Procedure Manual (i.e. client envelopes and folders, interview worksheets, interior sign sets). You are responsible for the cost of all supplies, furniture, equipment and other items which may be necessary to conduct the Franchised Business.

     t. Laws and Regulations: You agree to comply with all laws and regulations of Canada, as well as those of your province and city. You will secure all necessary permits, licenses and consents to operate your business.

     u. Limitation of Services. You agree not to engage in any business other than the Franchised Business without the prior written consent of Liberty. You agree not to use the Marks, or marks which may be confused with the Marks, in any way without the prior approval of Liberty.

7.   REPORTS AND REVIEW

      a. Remittance Report. On the 5th day of each month, you must send us a remittance report, in the manner and form we specify. The remittance report must include, among other things, a summary of all revenue that was received during the preceding month.

      b. Profit and Loss. By May 10th of each year, you must send us an unaudited profit and loss statement, in the manner and form we specify, for the 12-month period ending April 30th.

      c. Review. We have the right to review and inspect all of your business records during normal business hours. If, upon audit, amounts owing to us have been understated by more than 2%, you agree to pay us the cost of the audit in addition to paying the amounts owed plus interest at 24% per annum compounded daily.

      d. Credit History. We have the right to request and obtain a copy of your credit history.

      e. Receipts.   If we request a copy of your customer receipts (paper
         and/or electronic), you must send us these receipts within 5 days of receiving our request.

8.       TERMINATION

      a. You may terminate this Agreement by not renewing, that is, by not sending us a written notice of your desire to renew within 180 days of the expiration of the Agreement. You may also terminate this contract if you fail to reach the target volume levels described in Paragraph 6. To terminate, you must send us written notice of your intent to terminate and you must comply with all of the post termination provisions of this Agreement.

      b. You acknowledge that our reputation in the business of tax, record keeping and related services is such that a breach of any of the provisions of this Agreement may occasion serious damage to us which could be irreparable. We may terminate your Agreement for any violation of this Agreement, including, but not limited to, the following,

                  (i) If you become insolvent or take any steps to seek protection from creditors, or if a receiver (permanent or temporary) is appointed by a creditor or a court of competent authority or if you make a general assignment for the benefit of creditors;
                  (ii) If a final judgment of record remains unsatisfied for 30 days or longer or if execution is levied against your business or property;
                  (iii) If you fail to submit required reports or other financial statements or data as provided herein, or if you make any false statement in connection therewith;

                  (iv) If you violate any law, ordinance, rule or regulation of a governmental agency or department reasonably associated with the operation of the franchised business, and permit the same to go uncorrected after notification thereof;
                  (v) If any amount owing to us is more than 30 days past due;
                  (vi) If you discontinue the active operation of business for five business days;
                  (vii) If you fail to open for business by February 1 of each year;
                  (viii) If you operate any offices outside the franchise territory;
                  (ix) If you fail to achieve or have not maintained a volume of 1000 tax returns by the end of your fourth tax season and each season thereafter, as measured on April 30th;
                  (x) If you fail to use the software we provide or recommend;
                  (xi) If you do not get an E-file number from Revenue Canada by February 1st.

      c. Except for an event of bankruptcy or receivership, Liberty shall give Franchisee written notice of the alleged breach prior to termination. Franchisee must rectify the breach within 5 days of receipt of notification.

9.       POST TERMINATION OBLIGATIONS

     In the event that this Agreement expires, is not renewed or is terminated for any reason or by any party, you must immediately:

     a.  Remove all Liberty signage from all of your offices and other premises
     b. Stop identifying yourself as a Liberty franchisee and cease, and not thereafter commence, use of any marks which are likely to be confused with Liberty marks
     c.  Pay us all amounts owing to us
     d. Stop using all literature and other items bearing our marks and/or received from us
     e. Transfer all telephone numbers used in relation to the Franchised Business to us
     f.  Give us all copies, including electronic copies, of your customer lists
     g. Deliver to us all customer tax returns, files, records and all copies thereof
     h. Adhere to the provisions of the covenant not to compete as described in this Agreement.

10.  COVENANT NOT TO COMPETE

 a. During the term of this Agreement, you agree not to directly or indirectly, individually, in partnership or in conjunction with any person, firm, or entity, in any manner whatsoever carry on, work with, be engaged in or connected with, be interested in or advise, invest or contribute money to, lend money to or guarantee the debts or obligations of, or otherwise be associated with any person, firm, association, syndicate, company or corporation engaged in or concerned with any business competitive with or similar to the business being carried on by Liberty or Liberty's Franchisees.

 b. You agree that for a period of two (2) years following the termination, expiration, transfer or other disposition of this Franchise, you will not individually, in partnership or in conjunction with any person, firm or entity in any manner whatsoever, carry on, work with, be engaged in or connected with, be interested in or advise, invest or contribute money to, lend money to or guarantee the debts or obligations of, or otherwise be associated with any person, firm, association, syndicate, company or corporation engaged in or concerned with any business competitive with or similar to the business being carried on by Liberty or Liberty's Franchisees within forty (40) kilometres of any Liberty office operated in your Franchise Territory.

 c. In the event that you fail to comply with the covenant not to compete, you agree to pay to us, as a genuine pre-estimate of liquidated damages, royalties and advertising amounts as set forth in Paragraph 4 of this Agreement with respect to those revenues derived by you and those associated with you from preparation of tax returns and related services within the area specified in the covenant not to compete. Such payments will continue for two (2) years or for the balance of the then existing term of this Agreement, whichever is the greater. The parties expressly acknowledge and agree that such payments shall not affect any rights or remedies Liberty may have, at law or in equity, against you by reason of such non-compliance, including the right to seek injunctive relief.

 d. If any covenant or provision herein is determined to be void or unenforceable, in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision of this Paragraph.

 e. You also agree that you will never, during or after the term of this Agreement, divulge to or use for the benefit of any person, association or corporation outside of the Liberty Tax Service system, any information or knowledge concerning customers, promotion, advertising or any other systems or methods of operation of Liberty's business or that of Liberty's franchisees which you may have acquired by virtue of your operations and/or training pursuant to this Agreement. You agree not to do any deliberate act prejudicial or injurious to the goodwill or name of Liberty. Information furnished to your employees shall be reasonably limited to that which directly relates to such employee's duties and assists in the proper performance of such duties.

 f. This Agreement is entered into between the parties hereto with the full knowledge of its nature and extent. You hereby acknowledge that the qualifications for a franchise by Liberty are special, unique and extraordinary, and that this Agreement would not be entered into by Liberty except upon condition that such restrictive covenants be embodied herein and that, as such, the restrictive covenants are enforceable in the event of a breach by Franchisee by injunctive relief.

 g. Franchisee acknowledges and agrees that the provisions of this Paragraph are reasonable, valid and not contrary to the public interest and all defenses to the strict enforcement thereof by Liberty are hereby waived by Franchisee.

 h. Franchisee agrees not to disparage Liberty and/or its current or former officers, directors or employees.

 i. All of the covenants contained in this Paragraph shall survive any termination of this Agreement.

 INDEPENDENT CONTRACTOR

     You are an independent contractor. You are not an agent, partner, employee, or a participant in a joint venture. You do not have any power to bind or obligate us. We are not and will not be liable for any act, omission, debt, or other obligation of you.

     You are responsible for all loss or damage and contractual liability to third parties originating in or in connection with the operation of the Franchise and for all claims or demands for damage directly or indirectly related thereto. You agree to defend, indemnify and save harmless Liberty of and from and with respect to any such claim, loss or damage.

12.  DEATH OR INCAPACITY

     In the event of the death or incapacity of Franchisee, Liberty shall be entitled, but not required, to render whatever assistance is required to maintain franchise operations. Liberty shall be entitled to reimbursement from Franchisee or Franchisee's estate for any reasonable expenditures thus incurred. Death or incapacity shall not of itself be grounds for termination of this Agreement unless either
 (i) Franchisee or his/her legal representative fail for a period of 180 days after such death or incapacity to commence action to assign this Agreement according to the terms of this Agreement; or,
 (ii) Such assignment is not completed within one year after death or incapacity.

If such action or assignment is not timely taken or made as aforesaid, Liberty shall have the right to terminate this Agreement.

 13.    ASSIGNABILITY

     No sub-licence or licence of the Franchise is permitted. Your interest under this Agreement or your shares in the Franchise may be transferred and assigned provided that you comply with the following provisions. No interest may be transferred unless or until you are in full compliance with this Agreement.

  a. If you or any shareholder, partner, assignee, or representative of the Franchise has received and desires to accept a signed, bona fide offer to purchase or otherwise transfer the Franchise or shares or partnership interest in Franchisee, such individual shall grant Liberty the option (the "Right of First Refusal") to purchase such interest, shares or partnership interest as hereinafter provided.

  b. A transfer to a  "Controlled Corporation"  shall not trigger the Right of
     First Refusal.    A "Controlled Corporation" is a corporation  in which
     Franchisee is the beneficial owner of 100% of each class of voting
     securities.   At the time of the desired transfer of interest to a
     Controlled Corporation, you must notify us in writing of the name of the Controlled Corporation and the name and address of each officer, director
     and  shareholder and their respective holdings.    Each officer, director
     and shareholder of the Controlled Corporation shall sign the then current Liberty franchise agreement and will personally assume and be bound by all of the terms, covenants and conditions of the agreement.

  c. A transfer of interest within a Franchisee which is a corporation shall not trigger the Right of First Refusal provided that only the percentage ownership, rather than the identity of the shareholders, is changing. At the time of the desired transfer of interest within a corporation, you must notify us in writing of the name and address of each officer, director and
     shareholder and their respective holdings.    Each officer, director and
     shareholder of the Controlled Corporation shall sign the then current Liberty franchise agreement and will personally assume and be bound by all of the terms, covenants and conditions of the agreement.

  d. The Right of First Refusal shall be offered to Liberty by notice in writing, such notice shall include a copy of the signed offer to purchase which was received ("Notice"). We shall have the right to purchase the Franchise or interest or shares in the Franchise at and for the price and upon the terms set out in the Notice, except that Liberty may substitute cash for any non-cash form of payment proposed and Liberty shall have 60 days after the exercise of its Right of First Refusal to close the said purchase. Should Liberty wish to exercise its Right of First Refusal, we will notify you in writing within 15 days from its receipt of the Notice. Upon the giving of such notice by Liberty, there shall immediately arise between Liberty and Franchisee or its shareholders or partners, a binding contract of purchase and sale at the price and upon the terms contained in the Notice.

  e. If we do not exercise our Right of First Refusal, you or the shareholders or partners, may sell the said interest in the Franchise according to the terms set forth in the Notice, provided that the following conditions are satisfied and provided that the sale is completed within 90 days from the
     day on which Liberty received the Notice.   If the proposed sale
     transaction is not concluded within the 90-day period, the Right of First Refusal granted to Liberty hereunder shall continue in full force and effect.

  f. Even if Liberty does not exercise its Right of First Refusal, we must approve, in writing, the proposed transferee prior to any transfer of an
     interest in the Franchise or shares or partnership interest.   The proposed
     transferee must complete the then current Liberty franchise application.
     We will consider the qualifications of the proposed transferee in accordance with our then current application process and using our then current qualifications.

  g. The proposed transferee must sign the then current Liberty franchise agreement and must personally assume and be bound by all of the terms, covenants and conditions of the agreement.

  h. The proposed transferee must attend our Effective Operations training.

  i. You shall pay us a transfer fee of Two Thousand ($2,000.00) Dollars.

14.    NON-WAIVER OR BREACH

     The failure of either party hereto to enforce any one or more of the terms or conditions of this Agreement shall not be deemed a waiver of such terms or conditions or of either party's rights thereafter to enforce each and every term and condition of this Agreement.

15.   FULL UNDERSTANDING

     This Agreement expresses fully the understanding by and between the parties hereto. All prior understandings or commitments of any kind, oral or written, as to this Franchise and any matter covered by this Agreement are hereby superseded and canceled, with no further liabilities or obligations of the parties with respect thereto except as to any monies due and unpaid between the parties to this Agreement at the time of the execution of this Agreement.

 16.    APPLICABLE LAW, PARTIAL INVALIDITY

 a. The parties acknowledge and agree that this Agreement shall be subject to and construed by the laws of the Province of Manitoba;

 b. Franchisee agrees that all actions or proceedings arising directly or indirectly in connection with, out of, related to or from this Agreement, may be litigated in courts of the Province of Manitoba and Franchisee hereby consents, attorns and submits to the jurisdiction of all courts located in the Province of Manitoba;

 c. If any covenant or other provision herein shall be determined to be invalid, illegal or incapable of being enforced by reason of any rule or law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and no covenant or provisions of this Agreement shall be deemed to be dependent upon any other unless so expressed herein.

17.     RELEASE OF PRIOR CLAIMS

     By executing this Agreement, Franchisee, individually and on behalf of Franchisee's heirs, legal representatives, successors and assigns, and each assignee of this Agreement by accepting assignment of the same, hereby forever releases and discharges Liberty, its officers, directors, employees, agents and servants, including Liberty's parent, subsidiary and affiliated corporations, their respective officers, directors, employees, agents and servants, from any and all claims relating to or arising under any franchise agreement or any other agreement between the parties and executed prior to the date of this Agreement.

18.    NOTICES

     Any notice or request hereunder shall be given by mail or courier, postage fully prepaid, or delivered personally or by facsimile, addressed to, in the case of Liberty: 1345 Pembina Highway, WINNIPEG, Manitoba R3T 2B6. Telephone:
(204) 949-3636 Telecopier: (204) 284-8954. In the case of Franchisee to the address indicated below Franchisee signature on this Agreement.

19.    INTERPRETATION

     The preamble recitals are incorporated in and made a part of this Agreement. Titles of paragraphs are used for convenience only and are not a part of the text. All terms used in any one number or gender shall be construed to include any other number or gender, as the context may require. The terms "this Agreement", "hereof", "herein", "hereunder" and similar expressions refer to this Agreement and not to any particular paragraph, sub-paragraph or other portion hereof.

20.  GUARANTY

     For and in consideration of this Agreement, the undersigned execute this Agreement as Guarantors. Each of the Guarantors agrees jointly and severally to perform each and every term and obligation of this Agreement, including but not limited to the terms regarding payment. The undersigned waive presentment, demand or notice of non-performance and the right to require us to proceed against the other guarantors.

21.    BINDING EFFECT

     This Agreement shall not be binding on either Liberty or Franchisee unless and until this Agreement has been executed by Franchisee and the President of Tax Depot Inc.

22.  MODIFICATION

     This Agreement is the entire agreement between you and Liberty. This Agreement supercedes all other oral and written agreements or understandings between you and Liberty. By signing this Agreement, you acknowledge that no agent or representative of Liberty has made any expressed or implied warranty or guaranty. You acknowledge that you have made an independent assessment of Liberty and the Franchise. No modifications to this Agreement will have any effect unless such modification is in writing and signed by you and by our authorized officer.

     You acknowledge that you understand and agree to be bound by the terms, conditions and obligations of this Agreement.


FRANCHISEE    ____________________________________________________


SIGNATURE    _____________________________   DATE  ______________

PRINT NAME   ____________________________________

Percentage ownership (if corporation)                _____________

HOME ADDRESS     _________________________________________

                 _________________________________________

Telephone number:   __________________________________


SIGNATURE    _____________________________   DATE  ______________

PRINT NAME   ____________________________________________

Percentage ownership (if corporation)    ________________

HOME ADDRESS     __________________________________________

                 __________________________________________

Telephone number:   __________________________________



Tax Depot Inc.

SIGNATURE    _________________________________   DATE  ______________
                 Steven Sardo, President

ADDRESS                    1345 Pembina Highway
                           Winnipeg, Manitoba R3T 2B6
TELEPHONE                  (204) 949-3636

                     SCHEDULE "A" TO THE FRANCHISE AGREEMENT



The Franchise Territory is as follows: